Exhibit 10.07

April 29, 2004

Dear Mike:

On behalf of IGN Entertainment, Inc. (the “Company”), I am pleased to offer employment to you.  The purpose of this letter is to outline the terms for your employment subject to the terms of Company policies and other agreements.

Position:                Your initial position with the Company will be Executive Vice President and Chief Financial Officer.

Start Date:            Unless otherwise agreed, your first day of employment will be May 4, 2004.

Salary:                   The Company will pay you a salary at a twice monthly rate of $10,416.67, subject to periodic review and adjustment at the discretion of the Company in accordance with its policies governing salary and compensation for employees with similar responsibilities to your own.

Bonus:                   You will be eligible to receive an annual performance bonus.  The actual bonus percentage will be subject to the Company’s assessment of your performance.  The bonus will also be subject to your employment for the full period covered by the bonus, approval by and adjustment at the discretion of the Company’s Compensation Committee of the Board of Directors and the terms of any applicable bonus plan.  The Company will review your job performance on an annual basis and will discuss with you the criteria which the Company will use to assess your performance for bonus purposes.  The Company’s Compensation Committee of the Board of Directors may also make adjustments in the targeted amount of your annual performance bonus.  For 2004, your bonus will (a) be based upon achievement of Company performance above its 2004 EBITDA Plan, (b) have targets consistent with the previously adopted 2004 Management Bonus Plan approved by the Compensation Committee of the Company’s Board of Directors, (c) be prorated for actual days worked in 2004 (subject, again, to your being employed at the end of the year), and (d) range from 0% to 60% of your annual salary.

Benefits:               The Company will also cover you under its employee benefits and insurance programs generally made available to its full-time employees, including vacation, health, life, disability and dental insurance.  Details of these benefits programs will be made available to you when you start.

Mr. Michael Sheridan

April 26, 2004

Stock Options:     You will be eligible to participate in the Company’s stock option program, subject to approval by the Board of Directors.  We will recommend to the Board of Directors at its next meeting after you join the Company that you be granted an option to purchase 350,000 shares of the Company’s common stock at the stock’s then fair market value, which we expect will be $1.75 per share.  Your eligibility for stock options will be governed by the 2003 Stock Option and Grant Plan and any associated stock option agreement required to be entered into by you and the Company.  In addition, your stock options will (a) allow you to exercise unvested options and convert them into restricted stock, (b) vest monthly over four years commencing with the date of your employment, (c) terminate or forfeit as to any unvested options or shares in the event you are terminated for any reason, and (d) provide for accelerated vesting in the event both (1) the Company is sold (with 50% of unvested shares vesting if the Company is sold within one year of your employment and 100% of unvested shares vesting if the Company is sold after the first anniversary of your employment), AND (2) you do not terminate your employment within one year of the sale (not including a termination by you following a reduction in your responsibilities) OR you are terminated by the acquiring company for any reason other than for cause (to be narrowly defined).  “Unvested Shares” in this context is defined as the number of shares that are not vested as of date of termination.

Other Terms:       Your employment with the Company shall be on an at-will basis.  In other words, you or the Company may terminate employment for any reason and at any time.  Similarly, the terms of employment outlined in this letter are subject to change at any time.  You will also be required to sign the Company’s standard Employee Agreement as a condition of your employment.  A copy of that Agreement is enclosed.

We are excited about the opportunity to work with you.  Please confirm your acceptance of this offer of employment by signing below, and let me know if you need any further information prior to your start date.

Very truly yours,

/s/ Mark Jung

Mark Jung

President and Chief Executive Officer

/s/ Michael Sheridan	4/30/04
Signature by Michael Sheridan	Date